Exhibit 10.2

TRADEMARK AND DOMAIN NAME ASSIGNMENT

This TRADEMARK AND DOMAIN NAME ASSIGNMENT (this “Assignment”), effective as of May 5, 2017 (“Effective Date”), is entered into by and between Wantickets RDM, LLC, a Delaware limited liability company (“Assignor”), and LiveXLive Tickets, Inc., a Delaware corporation (“Assignee”). As used in this Assignment, Assignor and Assignee shall collectively be referred to as “the parties.”

WHEREAS, Assignor, Assignee and the parties thereto entered into an Asset Purchase Agreement concurrently herewith (“Purchase Agreement”), pursuant to which Assignor irrevocably sold, conveyed, assigned, transferred and delivered to Assignee all of Assignor’s rights, title and interests in and to the “Purchased Assets” as that term is defined in the Purchase Agreement (unless specified otherwise herein, all defined terms used in this Assignment shall have the same definition and meaning as set forth in the Purchase Agreement); and

WHEREAS, the parties desire to confirm Assignor’s assignment to Assignee of the Intellectual Property included in the Purchased Assets (as defined in the Section 3.13 of the Purchase Agreement) to facilitate Assignee’s ability to record and fully exploit its rights, title and interests therein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree and acknowledge as follows:

1.          Assignor confirms that, under the Purchase Agreement and as of the Effective Date, it irrevocably sold, conveyed, assigned, transferred and delivered to Assignee all of Assignor’s worldwide rights, title, and interests in and to the Intellectual Property, and that the Intellectual Property included, but was not limited to:

a.           the “Trademarks” which collectively refers to all foreign and United States (federal and state) trade names, trademarks, service marks, and trade dress, including any registrations and applications to register or renew the registrations of any of the foregoing, common law rights, trademark and service mark registrations and trademark and service mark applications owned or used by Assignor as of the Effective Date in connection with the Business, as shown in Exhibit A attached hereto, and all goodwill associated with any of the foregoing;

b.           the “Domain Names” which collectively refers to any alphanumeric designation registered with or assigned by a domain name registrar, registry or domain name registration authority as part of an electronic address on the Internet, owned, leased, licensed or used by Assignor as of the Effective Date in connection with the Business, as shown in Exhibit B attached hereto. A Domain Name may or may not also be a Trademark; and

c.           the right to sue for past, present and future acts of trademark and other infringement of the Intellectual Property, and to collect the same for Assignee’s own account and use.

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2.          Assignor agrees that, without further consideration, it will perform such other lawful acts, and execute such other lawful documents, as Assignee and its successors and assigns may, from time to time, reasonably request to effect fully the intent of this Assignment, provided that all reasonable costs associated with such action shall be borne by Assignee. If Assignor fails timely to, refuses to, or, despite Assignee’s reasonable efforts, cannot be located to, execute such documents, Assignor hereby irrevocably designates and appoints Assignee and its duly authorized officers and agents as Assignor’s agents and attorneys-in-fact to act for and on Assignor’s behalf solely to take such actions and execute such documents with the same legal force and effect as if executed by Assignor, solely to vest or perfect the aforesaid rights more effectively in Assignee.

3.          After the Effective Date, Assignor agrees to make no further use of the Trademarks or any mark confusingly similar thereto or the Domain Names or any domain name confusingly similar thereto, anywhere in the world, except as may be authorized by Assignee in writing; provided, however, that Assignor may continue to use its corporate name to the extent necessary to conduct its affairs relating to Excluded Assets and Excluded Liabilities after the Effective Date. Assignor further agrees not to challenge Assignee’s use or ownership, or the validity, of the Trademarks, Domain Names and other Intellectual Property.

4.          This Assignment shall be binding upon and shall inure to the benefit of Assignor and Assignee and each party’s respective successors and assigns.

5.          This Assignment, including Exhibits A and B hereto, the Purchase Agreement and the other agreements contemplated therein constitute the entire agreement of the parties hereto with regard to the subject matter hereof. No modifications of or additions to this Assignment shall have effect unless in writing and properly executed by both parties, making specific reference to this Assignment by date, parties and subject matter.

6.          The parties acknowledge and agree that: (i) this Assignment shall be construed and interpreted pursuant to the laws of the State of New York in the United States of America without consideration to any conflict or choice of law provisions or principles; (ii) any claim, demand, action, lawsuit or other proceeding arising from, or related to, this Assignment and/or its subject matter shall be brought and determined solely in a state or federal court sitting in the County of New York in the State of New York; and (iii) each party expressly consists to the jurisdiction of the foregoing court.

7.          This Assignment may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Assignment by facsimile or other electronic method of transmission shall have the same force and effect as the delivery of an original executed counterpart of this Assignment. Any party delivering an executed counterpart of this Assignment by facsimile or other electronic method of transmission shall also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability or binding effect of this Assignment.

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IN WITNESS WHEREOF, the parties have duly executed and delivered this Assignment, effective as of the Effective Date.

Assignor:

Wantickets RDM, LLC, a Delaware limited liability company

By:	/s/ Joseph Schnaier
Name:	Joseph Schnaier
Title:	President and CEO

Assignee:

LiveXLive Tickets, Inc., a Delaware corporation

By:	/s/ Robert S. Ellin
Name:	Robert S. Ellin
Title:	Executive Chairman

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